Consent of Independent Registered Public Accounting Firm

Karat Packaging Inc.
Chino, California
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-255486) of Karat Packaging Inc. of our report dated March 31, 2022, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
Los Angeles, California
March 31, 2022